Exhibit 99.1

NEWS RELEASE

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG ANNOUNCES ADOPTION OF 10B5-1 PLAN TO FACILITATE SHARE REPURCHASES

BUFFALO, N.Y. — April 4, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced that it adopted a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock under its outstanding repurchase authorizations, which include a 1.0 million share authorization announced on February 26, 2007 and an additional 289,000 shares available for repurchase at April 3, 2007 under previous authorizations. CTG has repurchased 52,000 shares of its common stock thus far in 2007 and a total of 921,000 shares since it resumed the repurchase of its shares in May, 2005.

The plan is being administered by Boenning & Scattergood, Inc. and is effective from April 5, 2007 through April 25, 2007 or until the day following the Company’s release of its 2007 first quarter financial results. CTG is adopting a 10b5-1 plan for this period to allow for the repurchase of shares during the time following the close of the quarter and the announcement of quarterly financial results when its self-imposed stock repurchase policy does not allow for the direct purchase of shares by the Company. The Company intends to utilize the plan for its self-imposed blackout periods during the remaining quarters in 2007. Repurchases are subject to SEC regulations as well as certain price, market, volume and timing constraints specified in the plan. The plan does not require that any shares be purchased.

Backed by 40 years’ experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.